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                                                                     Exhibit 8.1


                  [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]


August 15, 2001

Young Broadcasting Inc.
599 Lexington Avenue
New York, New York 10022


Ladies and Gentlemen:

     We have been requested by Young Broadcasting Inc. ("Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement ("Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $500,000,000 principal amount of 10% Senior Subordinated Notes due 2011 of the Company ("Exchange Notes") to be offered ("Exchange Offer") in exchange for outstanding 10% Senior Subordinated Notes due 2011 ("Initial Notes").

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon the terms of the Exchange Offer, of the Initial Notes and of the Exchange Notes, which are set forth in the Registration Statement, it is our opinion that the summary set forth under the heading "United States Federal Income Tax Consequences" in the Registration Statement accurately describes, in all material respects, the material United States federal income tax consequences of the Exchange Offer to the holders of the Initial Notes that may be relevant with respect to the exchange of Initial Notes for Exchange Notes, but does not purport to discuss all United States federal income tax consequences that may be relevant to a particular holder of Initial Notes in light of such holder's particular circumstances.

     The foregoing opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

     The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                         Very truly yours,

                                         SONNENSCHEIN NATH & ROSENTHAL

                                         By:        /s/ Marc Teitelbaum
                                              -------------------------------
                                                   A Member of the Firm